Exhibit 99.3


                                  FORM OF OFFER

                                 QTF Foods Inc.


TO:               MINTZ & PARTNERS LIMITED
                  solely in its capacity as
                  Receiver and Manager of
                  QTF Foods Inc.
                  1446 Don Mills Road, Suite 100
                  North York  ON  3B 3N6

                  (the "Vendor")

1.   1540633  Ontario  Inc.
     14 Brewster  Road,  Brampton,  Ontario L6T 5B7
     (905)794-0335

     I/We hereby submit this offer for the purchase of the vendor's right, title and interest, if any, in the following:

     PARCEL 1 - REAL PROPERTY SITUATED AT 88 FARRELL DRIVE, TIVERTON, ONTARIO and legally described as Lot 15, Plan 3M-113, Township of Bruce, County of Bruce

     PARCEL 2 - FIXED ASSETS as set out in Schedule "C" of the debenture attached hereto.

2. I/We agree, in the event of this offer being accepted, to be bound by the vendor's Conditions of Sale included in the Vendor's Information Package dated May 8, 2002 and that the same forms part of this offer for all purposes as if and to the same extent that such conditions of sale had been repeated herein in full.

3. Total amount of my/our offer is $5,000,000.00 payable by the granting of a fixed and floating charge debenture in the form annexed as Schedule "A", a joint and several guarantee in the form annexed as Schedule "B" and the granting of warrants in D'Angelo Brands, Inc. in the form annexed as Schedule "C". The foregoing documents form part of this Offer for all purposes.

4. The parties acknowledge that title to the real property described above is or may be subject to an execution. The Vendor shall not be obligated to discharge the execution on closing. Nevertheless, upon payment in full of the amount required to discharge the debenture annexed hereto as Schedule "A", the Purchaser shall be entitled to receive a release and discharge of the execution from title and shall be entitled, from the amounts otherwise payable pursuant to the debenture, to pay the amount required to obtain such release and discharge to the person lawfully entitled to receive same in full satisfaction of all amounts required to receive the said release and discharge. The debenture holder shall provide a covenant to this effect on closing.

5. Enclosed please find my/our certified deposit cheque payable to Mintz & Partners Limited, in trust, in the amount of $2.00 dollars.


DATED AT Toronto this 23rd day of September, 2002.


                                   1540633 Ontario Inc.



/s/ Henry Gertner                  Per:    /s/ Frank D'Angelo           c/s
--------------------------              --------------------------------
Witness                                    Frank D'Angelo, President

                                       I have authority to bind the Corporation.